UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SWITCH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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7135 S. Decatur Boulevard

Las Vegas, Nevada 89118

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Switch, Inc.:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Switch, Inc., a Nevada corporation, will be held on Friday, June 7, 2019, at 11:00 a.m., Pacific Time, at The Citadel Campus, 1 Superloop Circle, McCarran, Nevada 89434, for the following purposes:

1.	To elect the six director nominees identified in the accompanying proxy statement. The six nominees are Rob Roy, Donald D. Snyder, Tom Thomas, Bryan Wolf, Zareh Sarrafian and Kim Sheehy;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and

3.	To conduct any other business properly brought before the meeting.

We know of no other matters to come before the Annual Meeting. Only stockholders of record of our Class A common stock, Class B common stock and Class C common stock at the close of business on April 17, 2019, are entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

By order of the Board of Directors

Thomas Morton
President, Chief Legal Officer and Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of Switch, Inc., a Nevada corporation (as used herein, “Switch,” “we,” “us” or “our”), for use at our 2019 annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, June 7, 2019, 11:00 a.m. Pacific Time, at The Citadel Campus located at 1 Superloop Circle, McCarran, Nevada 89434, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. You can find instructions on how to request a printed copy by mail or electronically on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On April 26, 2019, we intend to make this proxy statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Availability of Proxy Materials for the Annual Meeting

Our proxy statement and 2018 Annual Report are available online at www.proxydocs.com/SWCH. This website address contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2018 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our Class A common stock, Class B common stock and Class C common stock as of the close of business on April 17, 2019, the record date for the Annual Meeting (the “Record Date”), are entitled to vote at the Annual Meeting on all matters to be voted upon. As of the Record Date, there were 78,005,110 shares of our Class A common stock, 124,870,003 shares of our Class B common stock and 42,944,647 shares of our Class C common stock outstanding. On each matter presented to our stockholders for vote, the holders of Class A common stock and Class B common stock are entitled to one vote per share held as of the Record Date, while the holders of Class C common stock are entitled to ten votes per share held as of the Record Date, voting together.

The owners of common membership interests of Switch, Ltd. (“Common Units”) hold shares of Class B and Class C common stock on a one-for-one basis for each Common Unit held. The shares of Class B and Class C common stock (i) confer only voting rights and do not confer any incidents of economic ownership to the holders thereof and (ii) are forfeited and cancelled, on a one-for-one basis, without consideration, upon the redemption of the Common Units for shares of Class A common stock, or cash, at our election. Our Class C common stock is held exclusively by Rob Roy, our Founder, Chairman and Chief Executive Officer, and an affiliated entity of Mr. Roy, whom we collectively refer to as our “Founder Members.” Our “Non-Founder Members” are those who hold Common Units and shares of Class B common stock. “Members” refers to the Founder Members and Non-Founder Members. The number of shares of Class B or Class C common stock held by a Member is always equal to the number of Common Units held by that Member. The exchange of Common Units and concurrent forfeiture of shares of the Class B and Class C common stock, as applicable, are governed by our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Switch, Ltd.’s Fifth Amended and Restated Operating Agreement (the “Switch Operating Agreement”), which is discussed in more detail in the “Relationships and Related Party Transactions” section of this proxy statement. Only Non-Founder Members and their permitted transferees may hold shares of Class B common stock, and only Founder Members and their permitted transferees may hold shares of Class C common stock.

Voting of Shares

You may vote by attending the Annual Meeting and voting in person, or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on June 6, 2019. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows: FOR each of the six nominees for director named in the proxy statement and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The proxy gives each of Rob Roy, Thomas Morton and Gabe Nacht discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Switch, Inc.

7135 S. Decatur Blvd.

Las Vegas, NV 89118

Attention: Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person, Attendance at the Annual Meeting

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority in voting power of all of the shares of the stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters that are certain “non-routine” matters without specific voting instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Only Proposal No. 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal No. 1 (election of directors), is not considered a routine matter, and without your instruction, your broker cannot vote your shares.

Proposal No. 1: Election of Directors. A plurality of the votes cast in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the six director nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Thus, the number of votes “for” must exceed the number of votes “against.” Abstentions are considered to be votes not cast on this proposal and thus will have no effect. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are not expected to result from the vote on Proposal No. 2.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We do not intend to hire a proxy solicitor to assist in the solicitation of proxies. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at Switch’s principal executive office during regular business hours for a period of no less than ten days prior to the Annual Meeting.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Nominees

Pursuant to our Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”), the total number of directors constituting the Board shall be fixed from time to time by the Board. Based upon the recommendation of our Nominating and Corporate Governance Committee, the Board has resolved that the number of directors constituting the entire Board remain at six, and has nominated each of Switch’s current directors set forth below for election at the Annual Meeting. Each director elected at the Annual Meeting will serve a one-year term until Switch’s next annual meeting and until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the six nominees named in this proxy statement.

The Board and the Nominating and Corporate Governance Committee believe the skills, qualities, attributes and experience of our directors provide Switch with business acumen and a diverse range of perspectives to engage each other and management to address effectively Switch’s evolving needs and represent the best interests of Switch’s stockholders.

Nominees, Independence and Current Committee Positions.

Name	Age	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Rob Roy	50	No
Donald D. Snyder*	71	Yes		M	C
Tom Thomas	61	No		C	M
Bryan Wolf	55	Yes	M	M
Zareh Sarrafian	55	Yes	M		M
Kim Sheehy	54	Yes	C

*	Lead Independent Director.
“C”	indicates chair; “M” indicates member

Vacancies on the Board, including any vacancy created by an increase in the size of the Board, may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board, or a sole remaining director, and not by stockholders. A director elected by the Board to fill a vacancy will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, retirement, disqualification, resignation or removal.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Information about Director Nominees

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences that led the Board to conclude that each nominee should serve on the Board at this time. In order to better understand the biographical information set forth below, please note that Switch, Inc. was formed in June 2017, and our initial public offering closed in October 2017. Our predecessor is Switch, Ltd. The Board of Managers of Switch, Ltd. is referred to as our Predecessor Board.

Rob Roy. Mr. Roy is our Founder and has served as our Chief Executive Officer and as our Chairman of the Board since our formation and served as Chief Executive Officer and as Chairman of our Predecessor Board from 2003 until the closing of our initial public offering. Mr. Roy first began developing data center facilities in 2000, merging several predecessor companies into Switch, Ltd. after its formation. We believe that Mr. Roy is qualified to serve as a member of our Board based on the perspective and experience he brings as our Founder, Chief Executive Officer and Chairman as well as his widely recognized technological leadership in the industry.

Donald D. Snyder. Mr. Snyder has served as a member of our Board since our formation and served as a member of our Predecessor Board from 2006 until the closing of our initial public offering. His professional career began with 22 years at First Interstate Bancorp (now Wells Fargo), culminating as Chairman and Chief Executive Officer of the bank’s affiliate in Nevada. He moved to the casino hospitality industry, becoming a director and the president of Boyd Gaming Corporation from 1997 until his retirement in 2005 to pursue interests in community building and public service. Following service from 2010 as dean of the Harrah College of Hospitality at the University of Nevada, Las Vegas (“UNLV”), Mr. Snyder served as Acting President of UNLV in 2014. Since January 2015, he has served as Presidential Advisor at UNLV. Mr. Snyder serves as a director, chair of the Governance Committee, and member of the Risk Committee of Western Alliance Bancorporation, a publicly held commercial bank holding company, and as a director, chair of the Compensation Committee, and member of the Corporate Governance Committee of Tutor Perini Corporation, a publicly held construction company. He has served as a director on several public and private company boards, numerous non-profit entities, and several state and local public sector commissions and committees over the past 25 years. His current non-corporate service includes The Smith Center for the Performing Arts (Chairman), the Nathan Adelson Hospice (past Chairman), UNLV Foundation (past Chairman), Clark County School District’s Oversight Panel for School Facilities (Chairman), and the Regional Transportation Commission’s Transportation Resource Advisory Committee (Chairman). Mr. Snyder holds a Bachelor of Science in Business Administration from the University of Wyoming and completed the Graduate School of Credit & Financial Management at Stanford University. We believe Mr. Snyder is qualified to serve as a member of our Board based on his understanding of our business, history and organization, as well as his leadership skills, banking and regulatory expertise and management expertise.

Tom Thomas. Mr. Thomas has served as a member of our Board since our formation and served as a member of our Predecessor Board from 2004 until the closing of our initial public offering. Mr. Thomas held various executive positions with Valley Bank of Nevada until its merger with Bank of America in 1992. After the merger and since 1992 he has served as a managing partner of Thomas & Mack Co., an investment management and commercial real estate development company with properties and developments in Nevada, California, Arizona and Utah. He has also served as a director of Southwest Gas Holdings, Inc., a publicly held energy and construction company since 2008, where he is a member of the Audit Committee and Nominating and Corporate Governance Committee. Mr. Thomas is actively involved in numerous charitable organizations including the Opportunity Village Foundation, the UNLV Foundation Advisory Board, the Las Vegas Rotary Club and the President’s Leadership Council at Brigham Young University. He is a member of the Nevada Bar Association and was instrumental in establishing the Thomas & Mack Legal Clinic and Moot Court Facility at the UNLV Boyd School of Law. Mr. Thomas holds a degree in Finance and a J.D. from the University of Utah. We believe Mr. Thomas is qualified to serve as a member of our Board based on his banking and business experience, his extensive service on public company boards and related committees, his experience with charitable organizations and his familiarity with influencers in our key data center markets.

Bryan Wolf. Mr. Wolf has served as a member of our Board since our formation and served as a member of our Predecessor Board from January 2014 until the closing of our initial public offering. From 1997 until his retirement in January 2019, Mr. Wolf served in various roles at Intel Capital, a division of Intel Corporation that manages venture capital and investments, and served as a Managing Director from 2007. From March 2014 until his retirement, Mr. Wolf also served as Vice President of Intel Corporation. Mr. Wolf holds a Bachelor of Science degree in Political Science from the University of Oregon and an M.B.A. from the University of Pennsylvania’s Wharton School. We believe Mr. Wolf is qualified to serve as a member of our Board based on his service on the boards of numerous other high growth technology companies, his familiarity with data center and related technology industries and his familiarity with Switch.

Zareh Sarrafian. Mr. Sarrafian has served as a member of our Board since our formation and served as a member of the Predecessor Board from January 2017 until the closing of our initial public offering. He has served as the Chief Executive Officer of Riverside University Health System since October 2014. Prior to that, Mr. Sarrafian served as Chief Administrative Officer at Loma Linda Medical Center in Loma Linda, Nevada from 1998 to 2014. Since January 2016, he has also served as a director and chairman of the Governance Committee of Pacific Premier Bancorp, Inc., or Pacific Premier, a publicly held commercial bank holding company, and as a member of the board of directors of Pacific Premier’s banking subsidiary, Pacific Premier Bank. He previously served as a director of Security Nevada Bancorp and its banking subsidiary Security Bank of Nevada until they were acquired by Pacific Premier. He also serves and has served on a number of not-for-profit and higher education boards. Mr. Sarrafian received his B.S. from California State Polytechnic University, Pomona, and his M.B.A. from California State University, San Bernardino. We believe Mr. Sarrafian is qualified to serve as a member of our Board based on his extensive executive leadership experience, his experience with regulated entities which are a significant portion of our customer base, his service as a board member of publicly held companies and his banking experience.

Kim Sheehy. Ms. Sheehy has served as a member of our Board since December 2017. Since July 2018, Ms. Sheehy has served as Chief Financial Officer of Lori’s Gifts Inc., a privately owned retail company serving hospitals throughout the United States. Ms. Sheehy previously served as Chief Financial Officer of StackPath LLC, provider of web services platform for security, speed and scale, from December 2015 through October 2017. Prior to joining StackPath, Ms. Sheehy served as Chief Financial & Administrative Officer of CyrusOne Inc., a real estate investment trust that invests in data centers, from November 2012 through September 2015. Prior to that, she held various roles between 1996 and 2012 at Cincinnati Bell Inc., including Treasurer and Vice President of Investor Relations from March 2011 through November 2012, Vice President of Finance and Treasurer from 2007 to 2011, and prior to 2007 she held positions including Vice President of Financial Planning and Analysis, and Managing Director of Corporate Tax. Prior to joining Cincinnati Bell Inc., Ms. Sheehy held accounting and tax positions at Ernst & Young. Ms. Sheehy received her Bachelor’s Degree in Accounting from the University of Cincinnati and holds her Certified Public Accounting license in the state of Ohio. We believe Ms. Sheehy is qualified to serve as a member of our Board based on her extensive executive finance and accounting expertise and her familiarity with data center and related data technology industries.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE SIX NAMED DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines consistent with the requirements of the New York Stock Exchange (“NYSE”) covering, among other things, the duties and responsibilities of and independence standards applicable to our directors and Board committee structures and responsibilities. These guidelines are available on the “Governance” section of our website at https://investors.switch.com.

Board Composition and Size

The current authorized number of Board members is six. Pursuant to our Bylaws, the total number of directors constituting our Board shall be fixed by the Board, but shall not be less than one nor more than 15. Each director is nominated for a one-year term, and holds office until his or her successor is duly elected and qualified, or until his or her earlier death, retirement, disqualification, resignation or removal.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a team that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience, thought, backgrounds and cultures. The Nominating and Corporate Governance Committee, in recommending director candidates, and the Board, in nominating director candidates, evaluate candidates in accordance with the qualification standards and additional selection criteria set forth in Attachment A to the Corporate Governance Guidelines. The director qualification standards and additional selection criteria considered by the Nominating and Corporate Governance Committee include, among others:

•	high level of personal and professional integrity, strong ethics and values and the ability to make thoughtful business judgments;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience as a board member of another publicly held company;

•	professional and academic experience relevant to Switch’s industry;

•	strength of the candidate’s leadership skills;

•	diversity of race, ethnicity, gender, age, cultural background or professional experience; and

•	relevant background, skills and experience.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board’s activities. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholders may propose director nominees by adhering to the advance notice procedures described in the section entitled “Other Matters — Stockholder Proposals and Nominations” in this proxy statement, and must include all information as required under the Articles of Incorporation and Bylaws, and any other information that would be required to solicit a proxy under federal securities law. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our

Board and is independent based on applicable laws and regulations. The Nominating and Corporate Governance Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.

Controlled Company Status

Rob Roy, our Founder, Chief Executive Officer and Chairman, together with his affiliates, holds all of our Class C common stock and thus controls in excess of a majority of the combined voting power of our outstanding capital stock. As a result, we are considered a “controlled company” under the NYSE rules. Under these rules, as a “controlled company” we have elected not to comply with certain corporate governance requirements, including the requirements that our Compensation Committee and Nominating and Corporate Governance Committee each be composed entirely of independent directors.

Director Independence

The Board has affirmatively determined that each of Messrs. Snyder, Wolf and Sarrafian and Ms. Sheehy is an “independent director,” as defined under the applicable rules of the NYSE, and that each of them and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. Messrs. Roy and Thomas were determined to be not independent under the applicable NYSE rules.

Board Leadership Structure

Our Board has determined that at this time it is in the best interests of the company and our stockholders to have Rob Roy, our Chief Executive Officer, serve as our Chairman of the Board, coupled with a strong lead independent director. The combined CEO/Chairman role promotes decisive, unified leadership as well as clarity with respect to responsibility and accountability. The Board believes that Mr. Roy, as our Founder, is best suited to understand our business and the unique challenges we face. The Board believes that this structure best facilitates consistent leadership direction and long-term strategic planning, while building a cohesive corporate culture that speaks with a single voice. Our Board also recognizes the value and importance of a strong independent lead director with clearly delineated responsibilities. The independent directors have appointed Mr. Snyder to serve as our Lead Independent Director.

As set forth in our Lead Independent Director Charter, Mr. Snyder has clearly delineated and comprehensive duties, including to:

•	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	call meetings of the independent directors;

•	serve as the principal liaison between the Chairman and the independent directors;

•	approve all information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information;

•	approve meeting agendas for the Board, the frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;

•	recommend to the Nominating and Corporate Governance Committee and to the Chairman, selection for the membership and chairman position for each Board committee;

•

interview, along with the chair of the Nominating and Corporate Governance Committee, all director candidates and make recommendations to the Nominating and Corporate Governance Committee regarding such director candidates; and

•	consult and directly communicate with Switch’s stockholders.

Our Board will continue to evaluate its leadership structure in order to ensure it aligns with and supports the evolving needs and circumstances of Switch and its stockholders.

Attendance by Members of the Board at Meetings

Our Board held six meetings during the year ended December 31, 2018. During 2018, all of our incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the incumbent director was a member.

Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that, absent compelling circumstances, each of our directors will attend our annual meeting. All members of our Board attended our 2018 annual meeting of stockholders.

Executive Sessions

Our non-management directors meet regularly in executive sessions without management, to consider such matters as they deem appropriate. Our Lead Independent Director, Mr. Snyder, presides over all executive sessions.

Board Committees

We currently have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. From time to time, the Board may form a new committee or disband a current committee, depending on the circumstances. The charters of all three of our standing Board committees are available on our website under the “Governance — Governance Documents” section at https://investors.switch.com/.

Audit Committee

Switch has a standing Audit Committee, which consists of Ms. Sheehy and Messrs. Wolf and Sarrafian, with Ms. Sheehy serving as chair. Our Board has determined that each of these directors is independent as defined by the applicable rules of the NYSE and the heightened independence standards for members of an audit committee required by the Securities and Exchange Commission (the “SEC”), and that each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and NYSE rules. In addition, our Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC. None of the Audit Committee members currently serve on the Audit Committee of any other public company. The Audit Committee met four times during the year ended December 31, 2018.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, to:

•	appoint, compensate, retain and oversee our independent registered public accounting firm;

•	discuss with our independent registered public accounting firm its independence from Switch;

•	review with our independent registered public accounting firm the scope and results of its audit;

•	approve all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	discuss with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC, and our earnings releases and earnings guidance;

•	discuss our policies with respect to risk assessment and risk management;

•	at least annually, consider and discuss with management and our independent registered public accounting firm our code of business conduct and ethics and procedures to enforce such code;

•	consider and grant, as appropriate, waivers from the code of business conduct and ethics;

•	review and monitor our compliance with legal and regulatory requirements;

•	oversee our internal audit function;

•

establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	discuss with management and our independent registered public accounting firm any related party transactions.

Compensation Committee

Switch has a standing Compensation Committee, which consists of Messrs. Thomas, Snyder and Wolf, with Mr. Thomas serving as chair. Our Board has determined that Messrs. Snyder and Wolf are independent under NYSE rules and that Mr. Wolf qualifies as a “non-employee director” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Thomas is not independent under such rules. The Compensation Committee met six times during the year ended December 31, 2018.

The primary responsibilities and functions of our Compensation Committee are, among other things, to:

•	review and approve, or recommend that our Board approve, the compensation of our Chief Executive Officer and other executive officers;

•	review and make recommendations to our Board regarding the compensation of our directors;

•	retain or obtain advice from compensation consultants, legal counsel or other advisers and consider their independence from management; and

•	review and approve, or recommend that our Board approve, incentive compensation and equity plans.

As a controlled company, we rely upon the exemption from the requirement that we have a Compensation Committee composed entirely of independent directors.

The Compensation Committee has the authority, pursuant to its charter, to retain or obtain advice from compensation consultants, legal counsel or other advisers to assist the Compensation Committee in fulfilling its duties and responsibilities. In 2018, the Compensation Committee engaged Frederic W. Cook & Co. Inc. (“FW Cook”), an independent compensation consulting firm, as advisers to the Compensation Committee on executive compensation matters, including benchmarking against our peer group and advising on compensation structures. In evaluating whether any conflict of interest was raised by the work provided by FW Cook during fiscal 2018, our Compensation Committee considered the factors set forth in SEC rules and the requirements of the NYSE, including the nature and amount of the services provided by FW Cook to us in addition to advice related to executive compensation. After such consideration and consultation with FW Cook, our Compensation Committee determined that FW Cook was independent and there was no conflict of interest resulting from the services FW Cook provided during 2018.

The Compensation Committee takes into consideration the recommendations of its independent compensation consultant, but retains absolute discretion as to whether to adopt such recommendations in whole or in part, as it deems appropriate.

In fulfilling its responsibilities, the Compensation Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

Nominating and Corporate Governance Committee

Switch has a standing Nominating and Corporate Governance Committee, which consists of Messrs. Snyder, Thomas and Sarrafian, with Mr. Snyder serving as chair. Our Board has determined that Messrs. Snyder and Sarrafian are independent under NYSE rules. Mr. Thomas is not independent under such rules. The Nominating and Corporate Governance Committee met four times during the year ended December 31, 2018.

The primary responsibilities and functions of our Nominating and Corporate Governance Committee are, among other things, to:

•

identify individuals qualified to become members of our Board, consistent with criteria approved by our Board, and ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds;

•	recommend persons to be nominated for election to the Board and appointment to its committees;

•	evaluate and recommend to the Board regarding the independence of the Board members and nominees;

•	develop and recommend to our Board corporate governance guidelines; and

•	oversee the evaluation of the Board.

As a controlled company, we rely upon the exemption from the requirement that we have a Nominating and Corporate Governance Committee composed entirely of independent directors.

Risk Oversight

Our Board is responsible for overseeing our risk management process. Our Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. The standing committees of the Board retain primary responsibility for risk oversight in the following key areas:

•

Audit Committee — Overseeing financial risk, capital risk, related party transactions, financial compliance risk and internal controls over financial reporting and evaluating the effectiveness of our code of business conduct and ethics.

•	Compensation Committee — Overseeing our risks related to our compensation philosophy and practices and evaluating the balance between incentives and rewards.

•	Nominating and Corporate Governance Committee — Evaluating director independence, the effectiveness of our corporate governance guidelines and overseeing management’s succession planning.

The committees periodically provide updates to the Board regarding significant risk management issues and management’s responses to such issues.

Compensation Risk Assessment

We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on us.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, https://investors.switch.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards concerning any amendments to, or waivers from, any provision of the code.

Communications with Our Board

Any interested person, including any stockholder, may communicate with our Board by written mail addressed to Switch, Inc. Board of Directors, c/o Secretary, 7135 South Decatur Blvd., Las Vegas, Nevada 89118. We encourage stockholders to include proof of ownership of our stock in their communications. The Secretary will review the communications and forward them to the Board or the relevant committee of the Board, unless the communication is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Prohibition against Pledging and Hedging

We maintain an Insider Trading Compliance Policy that prohibits our officers, directors and employees from pledging Switch’s stock as collateral to secure loans and from engaging in hedging transactions, including zero-cost collars and forward sale contracts. It further prohibits margin purchases of Switch’s stock, short sales of Switch’s stock, and any transactions in puts, calls or other derivative securities involving Switch’s stock.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2018, the members of our Compensation Committee were Messrs. Thomas, Snyder and Wolf. None of the members of our Compensation Committee are, or were, our officer or employee. None of our executive officers currently serve, or served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

During the fiscal year ended December 31, 2018, no relationship required to be disclosed by the rules of the SEC existed aside from those identified herein.

EXECUTIVE OFFICERS

The following sets forth information regarding Switch’s current executive officers. Biographical information pertaining to Rob Roy, who is a director and Chief Executive Officer of Switch, may be found in the section titled “Proposal 1: Election of Directors — Information about Director Nominees.”

Name	Age	Position(s)
Rob Roy	50	Founder, Chief Executive Officer and Chairman
Thomas Morton	50	President, Chief Legal Officer and Secretary
Gabe Nacht	57	Chief Financial Officer

Thomas Morton. Mr. Morton has served as our President, General Counsel and Secretary since our formation and has served as President of Switch, Ltd. since January 2016 and as General Counsel of Switch, Ltd. since April 2008. In November 2018, Mr. Morton’s title changed to President, Chief Legal Officer and Secretary. Mr. Morton previously served as Chief Financial Officer of Switch, Ltd. from February 2014 until January 2016. Prior to joining Switch, Ltd., Mr. Morton was an attorney with Pillsbury Winthrop Shaw Pittman LLP from 2004 until 2008 and an attorney with Gray Cary (now DLA Piper) from 1999 until 2004. Mr. Morton received a B.A., Finance from the University of San Diego and a J.D. from the University of the Pacific — McGeorge School of Law.

Gabe Nacht. Mr. Nacht has served as our Chief Financial Officer since our formation and has served as Chief Financial Officer of Switch, Ltd. since January 2016. Prior to joining Switch, Ltd., Mr. Nacht served as Chief Financial Officer of ClearCapital.com, Inc., a real estate valuations, data, analytics and technology company, from September 2011 to July 2015. Mr. Nacht has over 25 years of corporate finance experience and has served as Chief Financial Officer for several technology and media companies. Mr. Nacht holds an M.B.A., Corporate Finance from the D’Amore-McKim School of Business at Northeastern and a B.A. in Political Science from Tufts University.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock for:

•	each person known by us to beneficially own more than 5% of our Class A common stock, Class B common stock or Class C common stock;

•	each of our directors, each of whom is also a nominee;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

We have three classes of common stock: Class A common stock, which entitles its holder to one vote per share; Class B common stock, which entitles its holder to one vote per share; and Class C common stock, which entitles its holder to ten votes per share. Subject to the Switch Operating Agreement, Members can redeem Common Units for Class A common stock on a one-to-one basis, or, at our option, for cash equal to the market value of the applicable number of our shares of Class A common stock. Thus, the Common Units represent rights to acquire Class A common stock. The shares of Class B common stock and Class C common stock (i) confer only voting rights and do not confer any incidents of economic ownership to the holders thereof; and (ii) are forfeited and cancelled, on a one-for-one basis, without consideration, upon the redemption of the Common Units for shares of Class A common stock, or cash, at our election.

The number of shares beneficially owned by each stockholder is based on shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership and voting power is based on 78,005,110 shares of Class A common stock, 124,870,003 shares of Class B common stock and 42,944,647 shares of Class C common stock outstanding as of the Record Date, April 17, 2019. In computing the number and the percentage ownership and voting power of a stockholder, rights to acquire shares of Class A common stock as of April 17, 2019 or within 60 days of April 17, 2019, including upon exercise or vesting of stock options or upon vesting of restricted stock units, are considered outstanding for that stockholder, although these shares are not considered outstanding for purposes of computing the percentage ownership or voting power of any other stockholder. Unless otherwise indicated, the address of all listed stockholders is 7135 S. Decatur Boulevard, Las Vegas, Nevada 89118. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Rob Roy, our Founder, Chief Executive Officer and Chairman, and his affiliated entity, own 42,944,647 shares of Class C common stock, representing 100% of the Class C common stock outstanding on the Record Date.

Name of Beneficial Owner	Shares of Class A Common Stock	Rights to Acquire Shares of Class A Common Stock(1)	Class A Common Stock Beneficial Ownership Percentage(2)	Shares of Class B Common Stock	Class B Common Stock Beneficial Ownership Percentage	Class A Common Stock Beneficial Ownership Percentage — Assuming Full Redemption(3)	Combined Voting Power
5% or more Stockholders
Dennis Alan Troesh(4)	400,000	—	*	27,185,872	21.8%	11.2%	4.4%
Peter Thomas(5)	28,500	—	*	21,372,979	17.1%	8.7%	3.4%
William Gonsalves Balelo(6)	5,930,526	—	7.6%	8,172,670	6.5%	5.7%	2.2%
Michael Borden(7)	10,707,471	117,529	13.9%	—	—	4.4%	1.7%
Steven Thomas(8)	188,000	—	*	10,727,737	8.6%	4.4%	1.7%
ArrowMark Colorado Holdings LLC(9)	9,086,722	—	11.6%	—	—	3.7%	1.4%
Scott Russell Gragson(10)	7,996,231	—	10.3%	—	—	3.3%	1.3%
Sylebra HK Company Limited(11)	7,861,872	—	10.1%	—	—	3.2%	1.2%
Named Executive Officers and Directors
Rob Roy(12)	135,753	909,264	1.3%	—	—	17.8%	67.9%
Thomas Morton(13)	363,622	1,555,124	2.4%	3,850,441	3.1%	2.3%	*
Gabe Nacht(14)	37,540	251,063	*	337,353	*	*	*
Kimberly H. Sheehy(15)	15,291	—	*	—	—	*	*
Zareh Sarrafian(15)	15,291	—	*	—	—	*	*
Donald Snyder(16)	115,291	99,438	*	1,142,170	*	*	*
Thomas A. Thomas(17)	52,291	—	*	17,975,213	14.4%	7.3%	2.9%
Bryan Wolf	—	—	—	—	—	—	—
All directors and executive officers as a group (eight persons)	735,079	2,814,889	4.4%	23,305,177	18.7%	28.1%	71.7%

*	Denotes less than 1.0%.
(1)

Represents shares of Class A common stock that the stockholders shown have the right to acquire as of April 17, 2019 or within 60 days thereafter, including upon vesting of restricted stock units or upon vesting and exercise of stock options. The shares included in this column are deemed to be outstanding in calculating the percentage ownership of Class A common stock of such stockholder, but are not deemed to be outstanding as to any other stockholder.

(2)

Based on 78,005,110 shares of Class A common stock outstanding as of April 17, 2019. Includes shares that the stockholders shown have the right to acquire as of April 17, 2019 or within 60 days thereafter as described in above in footnote 1.

(3)	Assumes redemption of all Common Units by all Members for shares of Class A common stock, which would have resulted in 245,819,760 shares of Class A common stock outstanding as of April 17, 2019.
(4)

Based on a Schedule 13G/A filed on February 13, 2019 by Dennis Alan Troesh, DT GRAT LM LLC, DT GRAT CS LLC, The Troesh Family Foundation and Eastern Capital Group LP. Shares of Class A common stock consists of: (i) 200,000 shares held by DT GRAT LM LLC and (ii) 200,000 shares held by DT GRAT CS LLC. Shares of Class B common stock consists of: (i) 13,496,788 Common Units and associated shares of our Class B common stock held by DT GRAT LM LLC; (ii) 13,487,880 Common Units and associated shares of our Class B common stock held by DT GRAT CS LLC; and (iii) 201,204 Common Units and associated shares of our Class B common stock held by Eastern Capital Group LLC, collectively the “Troesh Entities”, as to each of which Mr. Troesh is the manager. The address of Dennis Alan Troesh and each of the reporting persons is 1370 Jet Stream Drive, Suite 100, Henderson, NV 89052.
(5)

Based on a Schedule 13G/A filed on February 14, 2019 by Peter Thomas, the Steven & Karen Thomas Children Trust (the “S&K Children Trust”) and the Tom & Leslie Thomas Children Trust (the “T&L Children Trust”) and a Form 4 filed on February 14, 2019 by Peter Thomas. Peter Thomas reports sole voting and sole dispositive power over 28,500 shares of our Class A common stock and 13,851,888 Common Units and associated shares of our Class B common stock, which includes 3,779,888 Common Units and associated shares of our Class B common stock held by Thomas & Mack Co LLC, of which he is a managing member. Peter Thomas also reports shared voting and shared dispositive power over (i) 4,052,276 Common Units and associated shares of our Class B common stock held by the T&L Children Trust, as to which Peter Thomas and Steven Thomas are co-trustees who share voting and dispositive power (also see footnote 8, wherein Steven Thomas reports beneficial ownership of these securities) and (ii) 3,468,815 Common Units and associated shares of our Class B common stock held by the S&K Children Trust, as to which Peter Thomas and Thomas A. Thomas are co-trustees and share voting and dispositive power (also see footnote 17 wherein Thomas A. Thomas reports beneficial ownership of these securities). The address of Peter Thomas and the trusts is 2300 West Sahara Ave., Suite 530, Las Vegas, NV 89119.

(6)

Based on a Schedule 13G/A filed on February 7, 2019 and an amended Form 4 filed on April 10, 2019 by William Balelo, Balelo Holdings, LLC, Balelo Family Irrevocable Subtrust and the Balelo Family Ltd Partnership. Shares of Class A common stock consist of: (i) 3,101,000 shares held by Balelo Holdings, LLC, as to which Mr. Balelo is a managing member; (ii) 2,502,250 shares held by Balelo Family Irrevocable Subtrust, as to which Mr. Balelo has dispositive power of the securities held by the trust and the trust beneficiaries are Mr. Balelo and immediate family members; and (iii) 327,276 shares held by Balelo Family Ltd. Partnership, as to which Mr. Balelo is a general partner. Shares of Class B common stock consist of: (i) 5,313,000 Common Units and associated shares of our Class B common stock held by Balelo Holdings, LLC, as to which Mr. Balelo is a managing member and (ii) 2,859,670 Common Units and associated shares of our Class B common stock held by Balelo Family Irrevocable Subtrust, as to which Mr. Balelo has dispositive power of the securities held by the trust and the trust beneficiaries are Mr. Balelo and immediate family members. The address of William Gonsalves Balelo and each of these entities is 10899 Eden Ridge Avenue, Las Vegas, NV 89135.

(7)

Shares of Class A common stock include (i) 4,400,002 shares held by Mr. Borden directly and (ii) 5,599,998 shares held by Borden LP, as to which Borden General Partner LLC is the general partner, and Mr. Borden is the sole member and manager of the general partner. Mr. Borden has sole voting and dispositive power over the securities held by Borden LP. Also includes (i) 707,471 shares of our Class A common stock owned by Terri Borden, Mr. Borden’s wife, and (ii) options to acquire 117,529 shares of our Class A common stock that are vested and exercisable subject to a stock option granted to Mr. Borden’s wife. The address of Mr. Borden and Borden LP is 4301 S. Valley View Blvd., Suite 19, Las Vegas, NV 89103.

(8)

Based on a Schedule 13G/A filed on February 14, 2019 by Steven Thomas, the 2008 Exempt Trust UAD 4-3-08 (the “2008 Exempt Trust”) and the T&L Children Trust. Steven Thomas reports sole voting and sole dispositive power over 188,000 shares of our Class A common stock and 3,405,461 Common Units and associated shares of our Class B common stock. Steven Thomas also reports shared voting and dispositive power over 7,322,276 Common Units and associated shares of our Class B common stock, which includes (i) 3,000,000 Common Units and associated shares of our Class B common stock held by the 2008 Exempt Trust and (ii) 270,000 Common Units and associated Class B common stock held by the Drew C. Thomas, Irrevocable Life Insurance Trust, as to which Steven Thomas and Thomas A. Thomas are co-trustees who share voting and dispositive power (also see footnote 17 wherein Thomas A. Thomas reports beneficial ownership of these securities). Also includes 4,052,276 Common Units and associated shares of our Class B common stock held by the T&L Children Trust, as to which Steven Thomas and Peter Thomas are co-trustees and share voting and dispositive power (also see footnote 5 wherein Peter Thomas reports beneficial ownership of these securities). The address of Steven Thomas and the trusts is 2300 West Sahara Ave., Suite 530, Las Vegas, NV 89119.

(9)	Based on a Schedule 13G/A filed on February 14, 2019 by ArrowMark Colorado Holdings LLC. The address of ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, CO 80206.
(10)

Based on a Schedule 13G/A filed on February 4, 2019 and a Form 4 filed on April 3, 2019 by Gragson Data SS LLC and Scott Russell Gragson, as the manager of Gragson Data, LLC. Shares of Class A common stock consist of 7,996,231 shares held by Gragson Data SS, LLC, over which Mr. Gragson reports shared voting and dispositive power.

(11)

Based on a Schedule 13G/A filed on February 15, 2019 by Sylebra HK Company Limited (“Sylebra HK”), Sylebra Capital Management Limited (“Sylebra Cayman”) and Daniel Patrick Gibson. Sylebra HK is the investment advisor to Sylebra Cayman in relation to certain funds and advisory clients and may be deemed to beneficially own the shares of Class A common stock. Sylebra Cayman is the investment manager of certain funds and is the parent of Sylebra HK. Mr. Gibson owns 100% of the shares of Class A common stock of Sylebra HK and Sylebra Cayman. In such capacities, Sylebra HK, Sylebra Cayman, and Mr. Gibson may be deemed to share voting and dispositive power over such shares. The address of Sylebra HK Company Limited is 28 Hennessy Road, Floor 20, Wan Chai, Hong Kong.

(12)

Shares of Class A common stock include (i) 135,753 shares held by Mr. Roy directly and (ii) options to acquire 909,264 shares that are vested and exercisable. Does not include 505,547 shares of Class A common stock underlying restricted stock unit awards held by Mr. Roy that are subject to vesting more than 60 days after April 17, 2019. Mr. Roy also beneficially owns 7,759,395 Common Units and associated shares of our Class C common stock held by Mr. Roy, 3,375,000 of which remain subject to vesting and forfeiture as of April 17, 2019; and 35,185,252 Common Units and associated Class C common stock held by an affiliated entity over which Mr. Roy and his spouse share voting and dispositive control and full pecuniary interests.

(13)

Shares of Class A common stock include (i) 363,622 shares held by Mr. Morton directly and (ii) options to acquire 1,555,124 shares that are vested and exercisable. Does not include 159,151 shares of Class A common stock underlying restricted stock unit awards held by Mr. Morton that are subject to vesting more than 60 days after April 17, 2019. Shares of Class B common stock include (i) 55,770 Common Units and associated shares of Class B common stock held by The Morton Family Trust; (ii) 472,144 Common Units and associated shares of Class B common stock held by Mr. Morton, 212,463 of which remain subject to vesting and forfeiture as of April 17, 2019; and (iii) 3,322,527 Common Units and associated shares of our Class B common stock held by an affiliated company of Mr. Morton over which Mr. Morton has voting and dispositive control and full pecuniary interest.

(14)

Shares of Class A common stock include (i) 37,540 shares held by Mr. Nacht directly and (ii) options to acquire 251,063 shares that are vested and exercisable. Does not include 131,119 shares of Class A common stock underlying restricted stock unit awards held by Mr. Nacht that are subject to vesting more than 60 days after April 17, 2019. Mr. Nacht also holds 337,353 Common Units and associated shares of Class B common stock.

(15)	Represents 15,291 restricted shares of our Class A common stock, all of which remain subject to vesting and forfeiture as of April 17, 2019.
(16)

Shares of Class A common stock include (i) 100,000 shares held by Mr. Snyder directly; (ii) 15,291 restricted shares, all of which remain subject to vesting and forfeiture as of April 17, 2019; and (iii) options to acquire 99,438 shares of our Class A common stock that are vested and exercisable. Shares of Class B common stock include (i) 332,700 Common Units and associated shares of our Class B common stock held by the Donald D. and Dorothy R. Snyder 2005 Family Limited Partnership, as to which Mr. Snyder is a general partner and (ii) 809,740 Common Units and associated shares of Class B common stock held by the Donald D. and Dorothy R. Snyder Living Trust 1989.

(17)

Based on a Schedule 13G/A filed on February 13, 2019 by Thomas A. Thomas, the 2008 Exempt Trust and the S&K Children Trust. Thomas A. Thomas reports sole voting and sole dispositive power over (i) 37,000 shares of our Class A common stock; (ii) 15,291 restricted shares of our Class A common stock, all of which remain subject to vesting and forfeiture as of April 17, 2019; and (iii) 11,236,398 Common Units and associated shares of our Class B common stock, which includes 980,490 Common Units and associated shares of our Class B common stock held by the Marilynn Mack 2012 Irrevocable Trusts (T. Thomas Trustee) of which Mr. Thomas is the sole trustee. Thomas A. Thomas also reports shared voting and shared dispositive power over (i) 3,000,000 Common Units and associated shares of our Class B common stock held by the 2008 Exempt Trust and (ii) 270,000 Common Units and associated shares of our Class B common stock held by the Drew C. Thomas, Irrevocable Life Insurance Trust, as to which Thomas A. Thomas and Steven Thomas are co-trustees who share voting and dispositive power (also see footnote 8 wherein Steven Thomas reports beneficial ownership of these securities). Also includes 3,468,815 Common Units and associated shares of our Class B common stock held by the S&K Children Trust, as to which Thomas A. Thomas and Peter Thomas, are co-trustees and share voting and dispositive power (see also footnote 5 wherein Peter Thomas reports beneficial ownership over these securities). The address of Thomas A. Thomas and the trusts is 2300 West Sahara Ave., Suite 530, Las Vegas, NV 89119.

EXECUTIVE COMPENSATION

For the purposes of this section we have elected to comply with the scaled executive compensation disclosure requirements applicable to emerging growth companies under SEC rules.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2018, our “named executive officers” and their positions were as follows:

•	Rob Roy, Chief Executive Officer;

•	Thomas Morton, President, Chief Legal Officer and Secretary;* and

•	Gabe Nacht, Chief Financial Officer.

*

In November 2018, our Board approved a change to Mr. Morton’s title from President, General Counsel and Secretary to President, Chief Legal Officer and Secretary following his appointment in that role.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the fiscal years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)(3)	Total ($)(3)
Rob Roy	2018	1,025,000	—	3,804,152	2,396,875	974,380	42,211	8,242,618
Chief Executive Officer	2017	1,000,000	1,255,000	89,443,994	2,911,145	—	42,326	94,652,465
Thomas Morton	2018	792,325	—	1,824,449	790,175	602,557	34,573	4,044,079
President, Chief Legal Officer and Secretary	2017	772,500	765,000	3,258,000	7,220,435	—	31,248	12,047,183
Gabe Nacht	2018	400,000	—	1,066,781	651,000	258,567	20,486	2,396,834
Chief Financial Officer	2017	385,000	327,000	—	811,147	—	19,510	1,542,657

(1)

Amounts reflect the grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all equity awards in Note 12, Equity-Based Compensation, to our consolidated audited financial statements included in our annual reports on Form 10-K for the years ended December 31, 2017 and 2018. For information regarding equity awards granted during 2018, see “— Narrative to Summary Compensation Table — Equity Compensation” below. For information regarding the equity awards held as of December 31, 2018, see the “— Outstanding Equity Awards at Fiscal Year-End” table below.

(2)

Amounts include our 401(k) matching contributions, medical and dental premiums for the dependents of the executives, supplemental long-term disability premiums, for Messrs. Roy and Morton, a car allowance, for Messrs. Morton and Nacht, reimbursement for the cost of remote internet connectivity, for Mr. Morton, depreciation of property and equipment related to a remote office, and for Mr. Roy, health savings account contributions, premiums related to an individual life insurance policy, and his personal use of a company-leased aircraft, which is based on the incremental cost to the company. The incremental cost for the personal use of a company-leased aircraft is calculated based on the flight-specific costs of the personal flights and includes costs such as fuel, maintenance, landing and hangar fees, and associated travel costs for the crew, but excludes fixed costs such as the cost to lease the aircraft, depreciation and other overhead costs.

(3)

The amounts reported for 2017 have been revised from amounts previously disclosed under these columns in our Summary Compensation Table contained in our 2018 proxy statement. The increases for Messrs. Roy, Morton, and Nacht reported in our 2018 proxy statement reflect dental premiums for coverage provided to the dependents of the executives, supplemental long-term disability premiums, additional 401(k) matching contributions, for Messrs. Morton and Nacht, reimbursement for the cost of remote internet connectivity, and for Mr. Roy, health savings account contributions and additional incremental costs for the personal use of a company-leased aircraft.

Narrative to Summary Compensation Table

Components of Compensation

The individual components of our executive compensation program consist primarily of (i) base salary, (ii) annual cash-based bonus opportunities, (iii) long-term equity incentives and (iv) retirement savings opportunities and other employee benefits.

2018 Salaries

Our named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. During 2018, the Compensation Committee, in consultation with FW Cook, reviewed the base salaries of our named executive officers in light of the local market for executive officer compensation. Based on such review, our Compensation Committee approved base salaries to ensure that our company remains competitive in attracting and retaining qualified executives. As a result, the base salaries of Messrs. Roy, Morton and Nacht were increased to $1,025,000, $792,325 and $400,000, respectively.

2018 Bonuses

Historically, the Compensation Committee has approved discretionary annual cash bonuses. For 2018, each of our named executive officers was eligible to receive a cash bonus based on our achievement of specified revenue and Adjusted EBITDA targets (each, weighted 25%) and Company strategic objectives (weighted 50%), each as established by the Compensation Committee. For 2018, the Company strategic objectives (each, weighted 20%) were: (i) execution of our expansion plans, (ii) commencement of our construction plans in Georgia, (iii) increase in customer adoption of connectivity through service offering refinement, (iv) establishment of a strategic collaboration, and (v) expansion and defense of our intellectual property.

Cash bonus targets as a percentage of base salary for 2018 were set at 125% for Mr. Roy, 100% for Mr. Morton and 85% for Mr. Nacht. The Compensation Committee awarded cash bonuses to our named executive officers for 2018 based on our achievement of $405.9 million in revenue and $201.7 million in Adjusted EBITDA1, as well as an achievement of 95% of our Company strategic objectives in 2018. The actual annual cash bonuses awarded to each named executive officer for 2018 performance are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

During 2018, our named executive officers received grants of equity awards covering shares of our Class A common stock, in recognition of their contributions and ongoing service to our company. In February 2018, our Compensation Committee recommended and the Board approved awards to (i) Mr. Roy of 91,027 restricted stock units (“RSUs”), (ii) Mr. Morton of 66,900 RSUs, and (iii) Mr. Nacht of 26,894 RSUs. Each of the RSUs vested in full on the grant date. In December 2018, our Compensation Committee approved awards to (i) Mr. Roy of 343,884 RSUs and 1,302,145 options, (ii) Mr. Morton of 113,368 RSUs and 429,276 options, and (iii) Mr. Nacht of 93,400 RSUs and 353,667 options. In each case, 25% of the RSUs and 25% of the options vested on March 7, 2019, and the remaining RSUs and options will vest in equal installments on March 7, 2020, 2021, and 2022. The aggregate grant date fair value of the RSU awards and option awards to each named

[1]	Adjusted EBITDA is a non-GAAP measure. For a reconciliation of net income (loss) to Adjusted EBITDA, see Appendix A.

executive officer are set forth above in the Summary Compensation Table in the columns titled “Stock Awards” and “Option Awards,” respectively.

2017 Incentive Award Plan

We adopted the 2017 Incentive Award Plan (the “2017 Plan”) to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

Gabe Nacht Offer Letter

On January 7, 2016, in connection with his hiring, we entered into an offer letter with Gabe Nacht, our Chief Financial Officer. Pursuant to the offer letter, Mr. Nacht receives an annual base salary, which was initially set at $350,000 (and which was increased to $400,000 in 2018), and is eligible to receive an annual discretionary cash performance bonus, the amount of which will be determined based on the annual financial performance of Switch, Ltd. and individual performance. Pursuant to the offer letter, Mr. Nacht reports directly to Thomas Morton, our President, Chief Legal Officer and Secretary.

In connection with entering into the offer letter, Mr. Nacht received a grant of 500,000 incentive units in Switch, Ltd., which were scheduled to vest in equal annual installments of 25% over four years beginning on the first anniversary of the grant date. In 2017, the incentive units accelerated in full in connection with the closing of our initial public offering and were converted to 337,353 Common Units of Switch, Ltd. In addition, Mr. Nacht is eligible to participate in customary health, welfare and fringe benefit plans. The offer letter was subject to Mr. Nacht executing a non-disclosure and inventions agreement and a confidentiality agreement.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and providing matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts and health savings accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

In addition, we pay on behalf of our named executive officers medical and dental premiums for their dependents and supplemental long-term disability premiums. We provide to certain of our named executive officers a car allowance and reimburse the cost of remote internet connectivity, and we pay on behalf of Mr. Roy, premiums related to an individual life insurance policy and also provide him personal use of a company-leased aircraft. In addition, from time to time, we may reimburse our named executive officers for certain taxes associated with the income they receive from Switch, Ltd.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by each named executive officer as of December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Stock Awards that have not Vested (#)		Market Value of Stock Awards that have not Vested ($)
Rob Roy	583,728	—		17.00	10/5/2027	3,750,000	(1)	26,250,000	(2)
	—	1,302,145	(3)	6.97	12/13/2028	25,319	(4)	177,233	(5)
						343,884	(3)	2,407,188	(5)
Thomas Morton	1,447,805	—		17.00	10/5/2027	236,072	(6)	1,652,504	(2)
	—	429,276	(7)	6.97	12/13/2028	113,368	(7)	793,576	(5)
Gabe Nacht	162,647	—		17.00	10/5/2027	93,400	(3)	653,800	(5)
	—	353,667	(3)	6.97	12/13/2028	—		—

(1)

Represents Common Units associated with the CEO Award (as defined below). The remaining unvested portion of the Common Units vest as follows: 187,500 on each of January 11, 2019, April 11, 2019, July 11, 2019, and October 11, 2019, and 375,000 on each of January 11, 2020 and 2021, April 11, 2020 and 2021, July 11, 2020 and 2021, and October 11, 2020 and 2021. Vesting is subject to the executive’s continued service and the award will vest in full upon a termination without cause, for good reason or due to the executive’s death or disability, subject to his timely execution and non-revocation of a release of claims. In the event of a change in control of our company or Switch, Ltd. (and subject to the executive’s continued service), the awards will vest in full immediately prior to such event. For each Common Unit received by Mr. Roy, we issued one share of our Class C common stock to Mr. Roy.

(2)

There is no public market for the Common Units, which are exchangeable for shares of Class A common stock on a one-for one basis. For purposes of this disclosure, we have valued the Common Units based on the closing price of our Class A common stock on December 31, 2018 of $7.00.

(3)	The stock option grants and RSU grants each vest in four equal installments on March 7, 2019, 2020, 2021, and 2022. Vesting is subject to the executive’s continued service.
(4)

Represents RSUs covering shares of our Class A common stock and comprising a portion of the CEO Award. The remaining unvested portion of this RSU grant vests as follows: 1,265 on January 11, 2019 and 1,266 on each of April 11, 2019, July 11, 2019, and October 11, 2019, and 2,532 on each of January 11, 2020 and 2021, April 11, 2020 and 2021, July 11, 2020 and 2021, and October 11, 2020 and 2021. Vesting is subject to the executive’s continued service and the award will vest in full upon a termination without cause, for good reason or due to the executive’s death or disability, subject to his timely execution and non-revocation of a release of claims. In the event of a change in control of our company or Switch, Ltd. (and subject to the executive’s continued service), the awards will vest in full immediately prior to such event.

(5)	Market value is determined based on the closing price of our Class A common stock on December 31, 2018 of $7.00.
(6)

Represents Common Units associated with the President Award (as defined below). The remaining unvested portion of the Common Units vest as follows: 11,804 on each of January 11, 2019, April 11, 2019, July 11, 2019, and October 11, 2019, and 23,607 on each of January 11, 2020 and 2021, April 11, 2020 and 2021, July 11, 2020 and 2021, and October 11, 2020 and 2021. Vesting is subject to the executive’s continued service and the award will vest in full upon a termination without cause, for good reason or due to the executive’s death or disability, subject to his timely execution and non-revocation of a release of claims. In the event of a change in control of our company or Switch, Ltd. (and subject to the executive’s continued service), the awards will vest in full immediately prior to such event. For each Common Unit received by Mr. Morton, we issued one share of our Class B common stock to Mr. Morton.

(7)

The stock option grant and RSU grant in 2018 (the “Morton Equity Awards”) each vest in four equal installments on March 7, 2019, 2020, 2021, and 2022. Vesting is subject to the executive’s continued service and in the event of Mr. Morton’s termination for any reason other than his decision to terminate without good reason or cause, all unvested stock options and RSUs will vest immediately.

Severance and Change in Control Arrangements

Executive Severance Agreements

On April 10, 2019, we entered into executive severance agreements with each of our named executive officers (each, an “Executive Severance Agreement”). Each Executive Severance Agreement provides that the named executive officer is eligible to receive certain payments and benefits in the event of a “qualifying termination” and enhanced payments and benefits in the event of a “change of control termination.” A “qualifying termination” means a termination for “good reason,” a termination without “cause” or a termination due to death or disability. A “change in control termination” means a qualifying termination within six months prior to, on or within 24 months following, a “change in control.”

In the event of a “qualifying termination,” each of our named executive officers is entitled to receive:

•

an amount equal to his annual base salary payable over (i) 18 months in the case of Mr. Roy; (ii) 15 months in the case of Mr. Morton; and (iii) 12 months in the case of Mr. Nacht following the termination date;

•	a lump-sum payment equal to his cash performance bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event;

•

accelerated vesting of the portion of outstanding time-based equity awards (excluding certain restricted stock units held by Mr. Roy) that would have vested if the named executive officer had remained employed for (i) 18 months in the case of Mr. Roy; (ii) 15 months in the case of Mr. Morton; and (iii) 12 months in the case of Mr. Nacht following the termination date;

•

extension of the post-termination exercise period for any outstanding vested stock options held by the named executive officer at the date of termination through the later of (i) 36 months after his date of termination or (ii) the expiration date of such stock options; and

•	up to 18 months of subsidized COBRA benefits.

In the event of a “change in control termination,” each of our named executive officers is entitled to receive:

•

an amount equal to (i) two times his annual base salary in the case of Mr. Roy, payable over 24 months; (ii) 1.5 times in the case of Mr. Morton, payable over 18 months; and (iii) one times his annual base salary in the case of Mr. Nacht, payable over 12 months following the termination date; provided, that:

(1)

if such change in control termination occurs prior to a change in control then any amounts that have not been paid prior to the consummation of such change in control instead shall be paid in a single cash lump-sum on date of the change in control; and

(2)	if such change in control termination occurs on or after a change in control, then such amount shall be paid in a single lump-sum within 60 days following the termination;

•	a lump-sum payment of his cash performance bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event;

•	accelerated vesting of all outstanding equity awards subject solely to time-based vesting as of the later of (1) the termination date or (2) the change of control;

•

extension of the post-termination exercise period for any outstanding vested stock options held by the named executive officer at the date of termination through the later of (i) 36 months after his date of termination or (ii) the expiration date of such stock options; and

•	up to 18 months of subsidized COBRA benefits.

The benefits described above for our named executive officers are only payable if he executes a general release of claims, and complies with his post-employment confidentiality, non-disparagement, non-competition and non-solicitation obligations. The executive severance agreements further provide that in connection with the sale of all or substantially all of our business or assets, the acquirer of such assets will assume and perform the agreements, or replace them with substantially similar agreements.

Equity Awards

As previously disclosed, in connection with our initial public offering, we granted to each of Messrs. Roy and Morton an award covering 7,500,000 incentive units of Switch, Ltd. (the “CEO Award”) and 1,511,527 incentive units of Switch, Ltd. (the “President Award”), respectively. As mentioned above, each of the CEO Award and President Award, and the RSUs granted to Mr. Roy as part of the CEO Award, will vest in full upon a termination of Mr. Roy or Mr. Morton, as applicable, without “cause,” for “good reason” (each, as defined in the applicable award agreement) or due to the executive’s death or disability, subject to his timely execution and non-revocation of a release of claims. In the event of a “change in control” of our company or Switch, Ltd. or “sale of the company” (each, as described in the applicable award agreement), and subject to the executive’s continued service, the CEO Award (and the related RSU award) and the President Award will vest in full immediately prior to such event.

In addition, the Morton Equity Awards will vest in full immediately upon Mr. Morton’s termination of service for any reason other than termination by Mr. Morton without “good reason” or “cause.”

The other equity awards held by our named executive officers are not subject to accelerated vesting provisions, and none of our named executive officers are eligible to receive any other change in control or severance payments or benefits.

Definitions

For purposes of the CEO Award, the President Award and the Morton Equity Awards and, where applicable, the Executive Severance Agreements (unless otherwise defined in an employment agreement), the following defined terms apply:

•

“cause” generally means the executive’s (i) willful failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure after the executive’s issuance of a notice of termination for good reason), after a written demand for performance is delivered to the Board, which demand specifically identifies the manner in which the Board believes that the executive has not performed his duties; (ii) commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury; (iii) commission of, including any entry of a guilty or no contest plea to, a felony or other crime involving moral turpitude; (iv) material breach of fiduciary duty which results in reputational, economic or other injury; or (v) material breach of obligations under a written agreement between the company (or an affiliate) and the executive, including without limitation, a material breach of the Switch Operating Agreement;

•

“good reason” generally means the occurrence of any one or more of the following events without the executive’s prior written consent: (i) a material diminution in position (including status, offices, titles and reporting requirements); (ii) a material diminution in authority, duties or responsibilities; (iii) a material reduction of base salary (or target bonus compensation in the case of the Executive Severance

Agreements); (iv) a material change in the geographic location at which executive must perform services by more than 25 miles (50 miles in the case of the Executive Severance Agreements); or (v) the company’s (or its affiliate’s) material breach of the award agreement or the Executive Severance Agreement, as applicable. With respect to the Executive Severance Agreements, clauses (i) and (iv) must be in connection with a change in control;

•

“change in control” generally means: (i) a transaction or series of transactions whereby any person or related group of persons directly or indirectly acquires beneficial ownership of securities of the company possessing more than 50% of the total combined voting power of the company’s securities outstanding immediately after such acquisition; (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) whose election by the Board or nomination for election by the company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the consummation by the company of a merger, consolidation, reorganization, or business combination or a sale or other disposition of all or substantially all of the company’s assets in any single transaction or series of related transactions or the acquisition of assets or stock of another entity, in each case other than a transaction which results in the company’s voting securities outstanding immediately before the transaction continuing to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity (other than a person or group owning such voting securities of the successor entity solely as a result of owning voting securities of the company prior to such transaction); or (iv) the consummation of a liquidation or dissolution of the company; and

•

“sale of the company” is generally defined as (a) a merger or consolidation transaction in which Switch, Ltd. or its subsidiary is a constituent party, in each case, except for any such transaction in which Switch, Ltd.’s securities outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for securities of another entity that represent, immediately following such transaction, at least a majority, by voting power, of the securities of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such transaction, the parent entity of such surviving or resulting entity; (b) any transaction or series of transactions pursuant to which any unaffiliated third parties in the aggregate acquire securities of Switch, Ltd. possessing the voting power to elect a majority of the Switch, Ltd. board (whether by merger, consolidation, reorganization, combination, sale or transfer of Switch Ltd.’s securities or otherwise), or (c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Switch, Ltd. or any of its subsidiaries of all or substantially all the assets of Switch, Ltd. and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Switch, Ltd.

DIRECTOR COMPENSATION

Our Board has approved a compensation program (the “Director Compensation Program”) for our non-employee directors not affiliated with Intel Corporation (“Intel”). This program is intended to fairly compensate our directors for the time and effort necessary to serve on the Board.

Director Compensation Program

The Director Compensation Program consists of the components listed below:

•	Annual Cash Retainer: $67,500

•

Annual Equity Retainer: Valued on the date of grant at $200,000 and to be granted at each annual stockholder meeting. Each award will vest in full on the earlier of the one-year anniversary of the grant date and the date of the annual stockholder meeting following the grant date.

•	Lead Independent Director Retainer: $20,000

•	Annual Committee Chair Retainers:

•	Audit: $22,500

•	Compensation: $20,000

•	Nomination and Corporate Governance: $15,000

•	Annual Committee Member Retainers:

•	Audit: $10,000

•	Compensation: $10,000

•	Nomination and Corporate Governance: $6,250

The cash retainers are paid in quarterly installments in arrears.

The following table contains information concerning the compensation of our non-employee directors, with the exception of Mr. Wolf, in 2018:

Name(1)	Fees Paid in Cash(2) ($)	Stock Awards(3)(4) ($)	Option Awards(4) ($)	Total ($)
Donald D. Snyder	113,034	200,006	—	313,040
Tom Thomas	89,589	200,006	—	289,595
Zareh Sarrafian	84,001	200,006	—	284,007
Kim Sheehy	96,114	200,006	—	296,120

(1)

Mr. Roy, our Chief Executive Officer, is not included in this table as he was an employee of the company in 2018 and did not receive compensation for his services as a director. All compensation paid to Mr. Roy for the services he provided to us in 2018 is reflected in the Summary Compensation Table. Additionally, Mr. Wolf, one of our directors, was employed by Intel until December 31, 2018 and was therefore ineligible to receive compensation for his services as a director.

(2)	Amounts include an adjustment to 2017 cash compensation that was adjusted in 2018.
(3)

Amounts reflect the grant date fair value of 15,291 restricted stock awards (“RSAs”) granted to each eligible director pursuant to the 2017 Plan. These RSAs were granted on June 7, 2018 and will vest in full on June 7, 2019. The grant date fair value of the RSAs was computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards in Note 12, Equity-Based Compensation, to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.

(4)	The following table sets forth summary information regarding the outstanding equity awards held by each director named below as of December 31, 2018.

Name	Number of Stock Awards that have not Vested (#)	Number of Securities Underlying Unexercised Option Awards (#)
Donald D. Snyder	15,291	99,438
Tom Thomas	15,291	—
Zareh Sarrafian	15,291	—
Kim Sheehy	15,291	—

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee appoints, compensates, retains and oversees our auditors. The Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and considers the advisability and potential impact of selecting a different independent registered certified public accounting firm.

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Notwithstanding the appointment of PwC, and even if our stockholders ratify their appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Our Board is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If our stockholders do not ratify the appointment of PwC, our Audit Committee may reconsider the appointment or may continue to retain PwC.

Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ACCOUNTING RELATED MATTERS

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us and to our predecessor, Switch, Ltd., by PwC for the years ended December 31, 2018 and 2017, respectively.

Type of Fees	2018	2017
Audit Fees	$3,176,100	$2,969,006
Audit-Related Fees	126,337	—
Tax Fees	—	110,000
All Other Fees	2,700	2,700

Total Fees	$3,305,137	$3,081,706

In the above table, in accordance with the definitions of the SEC, are the following fees:

•

“Audit Fees” include billed and unbilled fees for the audit of our consolidated financial statements included in our annual report on Form 10-K and registration statement on Form S-1, the review of the unaudited interim financial statements included in our quarterly report on Form 10-Q and other professional services related to our initial public offering and various consultation matters;

•	“Audit-Related Fees” include fees related to the adoption of new accounting standards not yet effective;

•	“Tax Fees” include fees related to review of a private letter ruling request and tax consulting; and

•	“Other Fees” include software licensing fees for a technical accounting research tool.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditors are engaged to perform it.

The Audit Committee considered the compatibility of the provision of other services by its registered public accountant with the maintenance of their independence. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by PwC, as described above.

Audit Committee Report

Our Audit Committee issued the following report for inclusion in this proxy statement for the 2019 annual meeting of stockholders.

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2018 with management of Switch, Inc. and with Switch, Inc.’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

2. The Audit Committee has discussed with PricewaterhouseCoopers LLP those matters required by Auditing Standard No. 1301, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

3. The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with PricewaterhouseCoopers LLP its independence from Switch, Inc. and its management.

4. Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2018 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

Respectfully submitted,

Kim Sheehy (Chair)

Bryan Wolf

Zareh Sarrafian

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a written Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person has, had or will have a direct or indirect material interest.

Under the policy, management is responsible for implementing procedures to obtain information with respect to potential related person transactions, and then determining whether such transactions constitute related person transactions subject to the policy. Management then is required to present to the Audit Committee each proposed related person transaction. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. If advance Audit Committee approval of a related person transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chairperson of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting. Management is responsible for updating the Audit Committee as to any material changes to any approved or ratified related person transaction and for providing a status report at least annually of all current related person transactions at a regularly scheduled meeting of the Audit Committee. No director may participate in approval of a related person transaction for which he or she is a related person. Unless noted otherwise, all of the transactions, agreements or relationships described in this section occurred prior to the adoption of this policy on October 5, 2017.

The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding Class A common stock, our Class B common stock or our Class C common stock (a “Related Party Stockholder”). We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Lease Agreements

Each of Tom Thomas, a member of our Board and a Related Party Stockholder, and Peter Thomas and Steven Thomas, each a Related Party Stockholder, indirectly holds approximately 3% of the membership interests of Beltway Business Park Warehouse No. 1, LLC (“BBP Warehouse 1”) and approximately 4% of the membership interests of each of Beltway Business Park Office No. 1, LLC, Beltway Business Park Office No. 2, LLC, Beltway Business Park Warehouse No. 3, LLC, Beltway Business Park Warehouse No. 4, LLC and Beltway Business Park Warehouse No. 6, LLC (together with BBP Warehouse 1, the “Beltway Entities”). Switch, Ltd. is a party to certain real property lease agreements with each of the Beltway Entities, as more fully described below.

Tom Thomas, Peter Thomas and Steven Thomas each indirectly holds his membership interests in the Beltway Entities through Peter Trust LP, a limited partnership in which Tom Thomas, Peter Thomas, Steven Thomas and their two siblings are the limited partners and Tom Thomas and Peter Thomas are the managing members of its general partner. Peter Trust LP holds 50% of the membership interests of Thomas & Mack Beltway, LLC, which holds 40% of the membership interests in each of the Beltway Entities other than BBP Warehouse 1, in which it holds a 30% membership interest. As a result, Tom Thomas, Peter Thomas, Steven Thomas and their two siblings collectively and indirectly hold 20% of the membership interests of each of the Beltway Entities other than BBP Warehouse 1, in which they collectively and indirectly hold a 15% membership interest. In addition, each Beltway Entity is managed by Thomas & Mack Beltway, LLC, where Tom Thomas and Peter Thomas serve as the managing members.

Switch, Ltd. is a party to certain real property lease agreements with each of the Beltway Entities, including, (i) a Standard Industrial Real Estate Lease, dated August 21, 2007, as amended, which governs the leasing of real property for our LAS VEGAS 7 facility and has a term ending on August 31, 2033, (ii) a Lease Agreement, dated November 4, 2010, as amended, which governs the leasing of office space and has a term that ended in July 2015, (iii) a Lease Agreement, dated April 1, 2011, as amended, which governs the leasing of office space and has a term ending on March 31, 2021, (iv) a Land Lease, dated January 12, 2012, as amended, which governs the leasing of real property for our LAS VEGAS 8 facility and has a term ending on February 5, 2062, (v) a Lease Agreement, dated April 24, 2012, as amended, which governs the leasing of office space and has a term ending on May 14, 2022, (vi) a Standard Industrial Real Estate Lease, dated November 3, 2014, which governs the leasing of warehouse space and has a term ending on April 30, 2021, and (vii) a Land Lease, dated June 21, 2016, as amended, which governs the leasing of real property for our planned LAS VEGAS 11 facility and has a term ending on June 19, 2066.

Since January 1, 2014, Switch, Ltd. has made periodic payments under the above agreements to the Beltway Entities, including $5.0 million for the year ended December 31, 2018. We believe the terms of our real property lease agreements with the Beltway Entities are no less favorable to us than those that we could have obtained from an unaffiliated third party.

In September 2017, Thomas & Mack Beltway, LLC amended its operating agreement to provide that Tom Thomas will not act or make any decisions on behalf of Thomas & Mack Beltway, LLC with respect to any matter involving Switch, Ltd. or Switch, Inc. Peter Thomas retains the power to act or make any decisions on behalf of Thomas & Mack Beltway, LLC with respect to any matter involving Switch, Ltd. or Switch, Inc.

Compensation of Chief Construction Officer

Terri Borden, our Chief Construction Officer, is an immediate family member of a director or executive officer. Ms. Borden received approximately $458,000 in total compensation in 2018.

Tax Receivable Agreement

In connection with our initial public offering, on October 5, 2017, we entered into a tax receivable agreement (the “Tax Receivable Agreement”) that provides for the payment by us to the Members of Switch, Ltd. of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) increases in our share of the tax basis of the assets of Switch, Ltd. when a Member receives cash or shares of our Class A common stock in connection with a redemption or exchange of Common Units held by such Member for Class A common stock or cash and (ii) certain other tax benefits attributable to payments made under the Tax Receivable Agreement. Switch, Ltd. will have in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange of Common Units for shares of our Class A common stock or cash occurs. These Tax Receivable Agreement payments are not conditioned upon any continued ownership interest in either Switch, Ltd. or us by any Member. The rights of each Member under the Tax Receivable Agreement are assignable to transferees of its Common Units (other than Switch as transferee pursuant to subsequent redemptions (or exchanges) of the transferred Common Units). We expect to benefit from the remaining 15% of tax benefits, if any, that we may actually realize.

The Members under the Tax Receivable Agreement include all of our executive officers, Tom Thomas and Donald D. Snyder (our directors), and each of our other Related Party Stockholders who holds Common Units. No amounts were paid under the Tax Receivable Agreement for the year ended December 31, 2018 or for 2019 through the date of this proxy statement.

Switch Operating Agreement

We operate our business through Switch, Ltd. and its subsidiaries. On October 5, 2017, we and the Members entered into the Switch Operating Agreement. Among the Members who are party to the Switch Operating

Agreement are each of our named executive officers, Tom Thomas and Donald D. Snyder, members of our Board, and each of our other Related Party Stockholders who holds Common Units. The operations of Switch, Ltd., and the rights and obligations of the holders of Common Units, are set forth in the Switch Operating Agreement.

Appointment as Manager. Under the Switch Operating Agreement, we are a member and the manager of Switch, Ltd. As the manager, we are able to control all of the day-to-day business affairs and decision-making of Switch, Ltd. without the approval of any other member, unless otherwise stated in the Switch Operating Agreement. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Switch, Ltd. and the day-to-day management of Switch, Ltd.’s business. Pursuant to the terms of the Switch Operating Agreement, we cannot be removed as the manager of Switch, Ltd. by the other Members.

Compensation. We are not entitled to compensation for our services as manager. We are entitled to reimbursement by Switch, Ltd. for fees and expenses incurred on behalf of Switch, Ltd., including all expenses associated with maintaining our corporate existence.

Distributions. The Switch Operating Agreement requires “tax distributions,” as that term is defined in the Switch Operating Agreement, to be made by Switch, Ltd. to its “members,” as that term is defined in the Switch Operating Agreement. Tax distributions will be made at least annually to each member of Switch, Ltd., including us, based on such member’s allocable share of the taxable income of Switch, Ltd., if any, and at a tax rate that will be determined by us. For this purpose, the taxable income of Switch, Ltd., and Switch’s allocable share of such taxable income, shall be determined without regard to any tax basis adjustments that result from our deemed or actual purchase of Common Units from the Members (as described above under “— Tax Receivable Agreement”). The tax rate used to determine tax distributions will apply regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent all distributions from Switch, Ltd. for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The Switch Operating Agreement also allows for distributions to be made by Switch, Ltd. to its members on a pro rata basis out of “distributable cash,” as that term is defined in the Switch Operating Agreement. We expect Switch, Ltd. may make distributions out of distributable cash periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, as well as to make dividend payments, if any, to the holders of our Class A common stock. No tax distributions have been made under the Switch Operating Agreement.

Common Unit Redemption Right. The Switch Operating Agreement also provides a redemption right to the Members which entitles them to have their Common Units redeemed, at the election of each such person, for, at our option, as determined by or at the direction of the independent directors (within the meaning of the rules of the NYSE) of our Board who are disinterested, newly issued shares of our Class A common stock on a one-to-one basis or a cash payment equal to the five-day average volume weighted average market prices of one share of Class A common stock for each Common Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and similar events affecting the Class A common stock). If we decide to make a cash payment, the Member has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its Common Units to Switch, Ltd. for cancellation. Pursuant to the Switch Operating Agreement, during 2018 and 2019, through April 1, we issued an aggregate of 41,410,460 shares of our Class A common stock to certain members, including the following beneficial owners of more than 5% of our Class A or Class B common stock at the time of the transaction and a director: 10,707,471 shares to Michael Borden, 8,831,538 shares to Scott Russell Gragson, 6,328,526 shares to William Gonsalves Balelo, 3,027,555 shares to Intel, 400,000 shares to Dennis Alan Troesh, and 450,000 shares to Donald Snyder, upon the exercise by such members of their respective redemption right for an equivalent number of Common Units and cancelled an equivalent number of such members’ Class B common stock. Switch Ltd. also entered into agreements with certain members during 2018 and 2019, through April 1, to repurchase an aggregate of 7,343,853 Common Units upon the exercise by such members of their respective redemption right for an equivalent number of Common Units and cancelled an equivalent number of our Class B common stock. We elected to settle such redemption payments in cash for an aggregate amount of $74.2 million. Included in the repurchase agreements were repurchases from the following beneficial owners of more than 5% of our Class A or Class B common stock at the time of the transaction: 6,055,110 shares from Intel for $60.6 million and 768,743 shares from Michael Borden for $8.1 million.

Maintenance of One-to-One Ratio of Shares of Class A Common Stock and Common Units Owned by Switch. Our Articles of Incorporation and the Switch Operating Agreement require that we and Switch, Ltd., respectively, at all times maintain (i) a ratio of one Common Unit owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), (ii) a one-to-one ratio between the number of shares of Class B common stock owned by the Non-Founder Members and the number of Common Units owned by the Non-Founder Members and (iii) a one-to-one ratio between the number of shares of Class C common stock owned by the Founder Members and the number of Common Units owned by the Founder Members.

Transfer Restrictions. The Switch Operating Agreement generally does not permit transfers of Common Units by Members, subject to limited exceptions or written approval of the transfer by the manager. Any transferee of Common Units must execute the Switch Operating Agreement and any other agreements executed by the holders of Common Units and relating to such Common Units in the aggregate.

Dissolution. The Switch Operating Agreement provides that the decision of the manager, with the approval of a majority of the outstanding Common Units will be required to voluntarily dissolve Switch, Ltd. In addition to a voluntary dissolution, Switch, Ltd. will be dissolved upon a change of control transaction under certain circumstances, as well as upon the entry of a decree of judicial dissolution or other circumstances in accordance with Nevada law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay all expenses of winding up Switch, Ltd.; and (ii) second, to pay all debts and liabilities and obligations of Switch, Ltd. All remaining assets of Switch, Ltd. will be distributed to the Members pro-rata in accordance with their respective percentage ownership interests in Switch, Ltd. (as determined based on the number of Common Units held by a member relative to the aggregate number of all outstanding Common Units).

Indemnification and Exculpation. The Switch Operating Agreement provides for indemnification for all expenses, liabilities and losses reasonably incurred by any person by reason of the fact that such person is or was a Member or is or was serving at the request of Switch, Ltd. as the manager, an officer, an employee or an agent of Switch, Ltd., provided, however, that there will be no indemnification for actions made not in good faith or in a manner which the person did not reasonably believe to be in or not opposed to the best interests of Switch, Ltd., or, with respect to any criminal action or proceeding other than by or in the right of Switch, Ltd., where the person had reasonable cause to believe the conduct was unlawful, or for breaches of any representations, warranties or covenants by such person or its affiliates contained in the Switch Operating Agreement or in other agreements with Switch, Ltd.

We, as the manager, and our affiliates, will not be liable to Switch, Ltd., its Members or their affiliates for damages incurred by any acts or omissions as the manager, provided that the acts or omissions of these exculpated persons are not the result of fraud, intentional misconduct, knowing violations of law, or breaches of the Switch Operating Agreement or other agreement with Switch, Ltd.

Amendments. The Switch Operating Agreement may be amended with the consent of the holders of a majority in voting power of the outstanding Common Units; provided that if we, as the manager, hold greater than 33% of the Common Units, then it may be amended with our consent together with holders of a majority of the outstanding Common Units, excluding Common Units held by us. Notwithstanding the foregoing, no amendment to any of the provisions that expressly require the approval or action of certain Members may be made without the consent of such Members and no amendment to the provisions governing the authority and actions of us as the manager or the dissolution of Switch, Ltd. may be amended without our consent.

Registration Rights Agreement

In connection with our initial public offering, we entered into a Registration Rights Agreement with the Members. The Registration Rights Agreement provides Members affiliated with our Chief Executive Officer, Rob Roy, Dennis Troesh or Tom, Peter and Steven Thomas, and each of our other Related Party Stockholders who holds Common Units, the right, to require us to register under the Securities Act of 1933, as amended (the “Securities Act”), shares of Class A common stock issuable to them upon redemption or exchange of their Common Units, including on a short-form registration statement, if and when we are eligible to utilize such registration statement. The Registration Rights Agreement also provides for piggyback registration rights for the Members whose registrable securities are subject to limitations on sales under Rule 144 under the Securities Act.

Indemnification Agreements

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the laws of the State of Nevada in effect from time to time, subject to certain exceptions contained in our Bylaws. In addition, our articles of incorporation provide that our directors will not be personally liable to us or our stockholders for any damages other than for breaches of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Nevada in effect from time to time, subject to certain exceptions contained in those agreements.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required during the fiscal year ended December 31, 2018, all executive officers, directors and greater than 10% beneficial owners complied with the reporting requirements of Section 16(a), except for the following late reporting of transactions.

Name of Reporting Person	Number of Late Reports	Number of Reportable Transactions
William Gonsalves Balelo	1	4
Michael D. Borden	1	2
Scott Russell Gragson	1	2
Erin Thomas Morton	1	1
Gabriel Nacht	1	1
Rob Roy	1	1
Zareh Hovik Sarrafian	1	1
Kimberly H. Sheehy	1	1
Donald D. Snyder	1	1
Peter Thomas	1	25
Steven Thomas	1	3
Thomas A. Thomas	2	2

Stockholder Proposals and Nominations

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 7135 S. Decatur Blvd., Las Vegas, Nevada 89118 not later than December 28, 2019.

Stockholders intending to present a proposal at the 2020 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2020 Annual Meeting of Stockholders no earlier than the close of business on February 8, 2020 and no later than the close of business on March 9, 2020. The notice must contain the information required by our Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after June 7, 2020, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2020 Annual Meeting of Stockholders and not later than the close of business on the 90th day prior to the 2020 Annual Meeting of Stockholders or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single copy of the Notice or proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice or proxy statement and annual report, please notify your bank or broker. Stockholders who currently receive multiple copies of the Notice or proxy statement and annual report at their address and would like to request householding of their communications should contact their bank or broker.

If you are a stockholder of record eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice or proxy statement and annual report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice or proxy statement and annual report for your household, please contact our transfer agent, American Stock Transfer & Trust Company (by email: help@astfinancial.com, or by telephone: 1-800-937-5449). If you participate in householding and wish to receive a separate copy of the Notice or proxy statement and annual report, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice or proxy statement and annual report in the future, please contact American Stock Transfer & Trust Company as indicated above.

Available Information

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2018 annual report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, on the “SEC Filings” section of our website at https://investors.switch.com and at https://www.proxydocs.com/SWCH. A request for a copy of such report should be directed to our Secretary at our offices at 7135 S. Decatur Blvd., Las Vegas, Nevada 89118. A copy of any exhibit to the annual report on Form 10-K for the year ended December 31, 2018 will be forwarded following receipt of a written request to our Secretary.

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the section of this proxy statement titled “Audit Committee Report” to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing. In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Other Matters

As of the date of this proxy statement, the Board knows of no business, other than that described in this proxy statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.

By Order of the Board of Directors
SWITCH, INC.

Thomas Morton
President, Chief Legal Officer and Secretary

Las Vegas, Nevada,

April 26, 2019

Appendix A

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

We define Adjusted EBITDA as net income (loss) adjusted for interest expense, interest income, income taxes, depreciation and amortization of property and equipment and for specific and defined supplemental adjustments to exclude (i) non-cash equity-based compensation expense; (ii) equity in net losses of investments; and (iii) certain other items that we believe are not indicative of our core operating performance.

The following table sets forth reconciliations of our net income (loss) to Adjusted EBITDA:

	Years Ended December 31,
	2018	2017
	(in thousands)
Net income (loss)	$29,318	$(8,580)
Interest expense	26,370	25,079
Interest income	(2,383)	(572)
Income tax expense (benefit)	1,943	(981)
Depreciation and amortization of property and equipment	106,666	89,124
Loss on disposal of property and equipment	1,206	569
Equity-based compensation	35,733	84,790
Equity in net losses of investments	331	1,077
Shareholder-related litigation expense	2,516	—
Loss on extinguishment of debt	—	3,565
Impact fee expense	—	649

Adjusted EBITDA	$201,700	$194,720

A-1

SWITCH ANNUAL MEETING OF SWITCH, INC. Date: June 7, 2019 Time: 11:00 A.M. (Pacific Time) Place: 1 Superloop Circle, McCarran, Nevada 89434 Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1 and 2. 1: Election of Directors Directors Recommend For Withhold 01 Rob Roy For 02 Donald D. Snyder For 03 Tom Thomas For 04 Bryan Wolf For 05 Zareh Sarrafian For 06 Kim Sheehy For For Against Abstain For 2: To ratify the appointment of PricewaterhouseCoopers LLP as Switch, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2019 Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. SWITCH Annual Meeting of Switch, Inc. to be held on Friday, June 7, 2019 for Holders as of April 17, 2019 This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET TELEPHONE Go To www.proxypush.com/SWCH Cast your vote online. View Meeting Documents. OR 866-697-7125 Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. OR MAIL Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints Rob Roy, Thomas Morton and Gabe Nacht and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Switch, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. All votes must be received by 11:59 P.M., Eastern Time, June 6, 2019. PROXY TABULATOR FOR SWITCH, INC. P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT #

Please separate carefully at the perforation and return just this portion in the envelope provided. Proxy — Switch, Inc. Annual Meeting of Stockholders June 7, 2019, 11:00 A.M. (Pacific Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Rob Roy, Thomas Morton and Gabe Nacht (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Switch, Inc., a Nevada corporation (“Switch, Inc.”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of Switch, Inc. to be held at 1 Superloop Circle, McCarran, Nevada 89434, on Friday, June 7, 2019 at 11:00 A.M. (Pacific Time) and all adjournments thereof. The purpose of the Annual Meeting is to take action on the following: 1. Election of Directors; 2. To ratify the appointment of PricewaterhouseCoopers LLP as Switch, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and 3. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. The six directors nominated for re-election are: Rob Roy, Donald D. Snyder, Tom Thomas, Bryan Wolf, Zareh Sarrafian and Kim Sheehy. The Board of Directors recommends a vote “FOR” all nominees for director and “FOR” proposal 2. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” proposal 2. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. To attend the meeting and vote your shares in person, please mark this box.